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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF THE COMPANY


       LINC Quantum Analytics, Inc.
       LINC Rentals, Inc.
       LINC Scientific Leasing, Inc.
       Lease Investment Corporation
       LINC Capital Partners, Inc.
       LINC Portfolio Management Group, Inc.